Exhibit 3.1

CERTIFICATE OF AMENDMENT NO. 1

TO THE RESTATED CERTIFICATE OF INCORPORATION OF

UNITED STATES CELLULAR CORPORATION

United States Cellular Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

1.          Article 1 of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:

ARTICLE 1. NAME

The name of the corporation is Array Digital Infrastructure, Inc.

2.          The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 1st day of August, 2025.

UNITED STATES CELLULAR CORPORATION

By:	/s/ Jane W. McCahon
Name:	Jane W. McCahon
Title:	Vice President – Corporate Secretary